                                                                   Exhibit 3.1


Article III, Section 2 of the bylaws of Northeast Community Bancorp, Inc. has been amended to read as follows:

        Section 2.  Number and Term.  The board of directors shall consist of
        ----------------------------
        nine (9) members and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually.